Prospectus Supplement                       Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated October 5, 2004)       Registration No. 333-118922



                         ADVANCED MEDICAL OPTICS, INC.

                                  $350,000,000

              2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024
                                      AND
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                        ------------------------------

         This prospectus supplement supplements the prospectus dated October 5, 2004, as supplemented by prospectus supplements dated October 19, 2004 and November 4, 2004, relating to the resale by certain of our securityholders of up to $350,000,000 aggregate principal amount at maturity of our 2.50% Convertible Senior Subordinated Notes due 2024 and the shares of our common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The information appearing under the heading "Selling Securityholders" in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:




                                                         PERCENTAGE        NUMBER OF
                                            AGGREGATE     OF AGGREGATE     SHARES OF    PERCENTAGE
                                            PRINCIPAL      PRINCIPAL        COMMON       OF COMMON
                                            AMOUNT OF     AMOUNT             STOCK         STOCK
                                           NOTES THAT    OF NOTES         THAT MAY BE   OUTSTANDING
NAME OF SELLING SECURITYHOLDER             MAY BE SOLD    OUTSTANDING       SOLD(1)        (2)
----------------------------------------- -------------- --------------- -------------- ------------
UBS O'Connor LLC f/b/o O'Connor Global
Convertible Bond Master Ltd............       1,250,000      0.36%          24,881            *
UBS O'Connor LLC f/b/o O'Connor Global
Convertible Portfolio..................         750,000      0.21%          14,928            *

Total................................      $350,000,000    100.00%       6,966,575(3)       16.0%(4)


*        Represents less than 0.1%.

(1)      Assumes conversion of all of the holder's notes at a conversion rate of 19.9045 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes -- Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)      Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 36,714,366 common shares outstanding as of October 27, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3)      Represents the number of shares of common stock into which $350,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote 1 above.

(4)      Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of October 27, 2004, plus the 6,966,575 shares of common stock into which the $350,000,000 aggregate principal amount of notes is convertible.


         INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE ACCOMPANYING PROSPECTUS BEGINNING ON PAGE 13.

                        ------------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ------------------------------


          The date of this prospectus supplement is November 10, 2004.